Exhibit 99.4

BAY BANKS OF VIRGINIA, INC.

FORM OF RESTRICTED STOCK AGREEMENT

THIS AGREEMENT is between Bay Banks of Virginia, Inc. (the “Company”) and                              (the “Employee”), and is dated as of                             , 20         (the “Date of Award”).

The Company hereby grants the Employee a Restricted Stock Award under the Bay Banks of Virginia, Inc. 2013 Stock Incentive Plan (the “Plan”), subject to the terms and conditions of this Agreement.

The terms of the Plan are incorporated into this Agreement by reference, and such terms shall control over any inconsistent provisions in this Agreement. Any term used in this Agreement that is defined in the Plan shall have the same meaning provided in the Plan.

1. Restricted Stock Award. The Company shall transfer                      shares of Restricted Stock to the Employee on                      (the “Grant Date”). The Fair Market Value of the Restricted Stock as of the Grant Date, as determined by the Company, is $                     per share. The Employee has the right to elect to include the value of the Restricted Stock in gross income in the year of transfer pursuant to Internal Revenue Code section 83(b) by completing the “Election to Include Value of Restricted Property in Gross Income in Year of Transfer Under Code Section 83(b)” form (the “83(b) Election Form”), attached as Exhibit A to this Agreement.

2. Restrictions. Except as provided in this Agreement, the Restricted Stock is nontransferable and subject to a substantial risk of forfeiture. The Employee’s interest in the Restricted Stock shall become transferable and non-forfeitable (“Vested”) as of the date provided in Section 3 of this Agreement (the “Vesting Date”).

3. Vesting.

(a) Vesting Date. The Restricted Stock awarded pursuant to Section 1 shall become Vested on                     , 20        , provided the Employee is an employee of the Company as of the Vesting Date and has been so employed throughout the period beginning on the date of this Agreement and ending on the Vesting Date.

(b) Retirement. In the event of the Employee’s Retirement, as defined in the Plan, before the Vesting Date, all of the Restricted Stock shall be transferable and non-forfeitable as of the date of the Employee’s Retirement.

(c) Death or Disability. If the Employee dies or becomes Disabled (as defined below) before the Vesting Date, all of the Restricted Stock shall be transferable and non-forfeitable as of the date of the Employee’s death or Disability. For purposes of this Agreement, “Disability” means the Employee, as determined by the Committee, is (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, or (b) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

(d) Change in Control. If there is a Change in Control of the Company before the Vesting Date, all of the Restricted Stock shall be transferable and non-forfeitable as of the date of the Change in Control.

4. Custody of Certificates. [The Company will deliver to the Employee the certificates evidencing the Restricted Stock awarded. The stock certificates shall bear a legend describing the terms and conditions of the applicable restrictions on transfer.] OR [Custody of certificates evidencing unvested Restricted Stock shall be retained by the Company. The Company shall deliver certificates to the Employee of Restricted Stock that become Vested within 30 days after the Vesting Date.]

5. Dividends and Voting Rights. The Employee will have the right to receive cash dividends and will have the right to vote Restricted Stock, both unvested and Vested.

6. Effect of Termination of Employment. All Restricted Stock that is not then Vested shall be forfeited if the Employee’s employment with the Company terminates for any reason other than Retirement, death or Disability. [If applicable: the Employee shall return to the Company all stock certificates evidencing such unvested Restricted Stock.] The Employee shall not be entitled to any compensation with respect to such unvested Restricted Stock.

7. Tax Liability and Income Tax Withholding. The Employee agrees as a condition of this Restricted Stock award to pay to the Company, or make arrangements satisfactory to the Company regarding the payment to the Company of, the aggregate mount of any federal, state or local income taxes of any kind required by law to be withheld with respect to the Restricted Stock when the fair market value of the Restricted Stock become taxable. Until such amount has been paid or arrangements satisfactory to the Company have been made, no stock certificate shall be delivered to the Employee. The Employee hereby authorizes the Company to sell all or any part of the Restricted Stock if necessary to protect the Company form incurring a withholding tax liability.

8. Adjustments. If the number of outstanding shares of Company Stock is increased or decreased as a result of a stock dividend, redemption, stock split, reverse stock split, recapitalization, merger, consolidation, spinoff, reorganization, combination or exchange of shares, or any similar corporate change, the number of shares of Restricted Stock subject to the Award shall be appropriately adjusted by the Committee, whose determination shall be binding.

9. Employment Rights. Neither the Plan nor this Agreement confers upon the Employee any right to continue as an employee of the Company or limits in any respect the right of the Company to terminate the Employee’s employment.

10. Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Virginia.

11. Severability. In the event any provision (or any part of any provision) contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision (or remaining part of the affected provision) of this Agreement, but this Agreement shall be construed as if such invalid, illegal, or unenforceable provision (or part thereof) were modified to the minimum extent necessary to make it legal and enforceable and to achieve the same objective. If no such modification is possible, then this Agreement shall be construed as if such provision had never been contained herein but only to the extent such provision (or part there of) is invalid, illegal, or unenforceable.

12. Acceptance of Restricted Stock Agreement. This Agreement deals only with the Restricted Stock Agreement the Employee has been granted. By signing below, the Employee indicates acceptance of the Restricted Stock Agreement and his or her agreement to the terms and conditions set forth in this Agreement, which, together with the terms of the Program and the Plan, shall become the Company’s Restricted Stock Agreement with the Employee. The Employee also acknowledges receipt of a copy of the Program and the Plan and agrees to all of the terms and conditions of both documents. This Agreement will not be effective until it is signed and returned.

13. Code Section 409A. To the extent applicable, this Agreement is intended to comply with Code Section 409A, and the Committee shall interpret and administer the Agreement in accordance therewith. In addition, any provision, including, without limitation, any definition, in this Agreement that is determined to violate the requirements of Code Section 409A shall be void and without effect and any provision, including, without limitation, any definition, that is required to appear in this Agreement under Code Section 409A that is not expressly set forth shall be deemed to be set forth herein, and the Agreement shall be administered in all respects as if such provisions were expressly set forth. In addition, the timing of payment of the benefits provided for under this Agreement shall be revised as necessary for compliance with Code Section 409A.

14. Entire Agreement, Amendment. This Agreement constitutes the entire agreement between the Employee and the Company with respect to the Restricted Stock Agreement and shall be binding upon the Employee’s legatees, distributes, and personal representatives and the successors of the Company. This Agreement may only be amended by a writing signed by both the Employee and the Company.

BAY BANKS OF VIRGINIA, INC.

By:

Its:

Date:

[EMPLOYEE NAME]

Signature:

Date:

Exhibit A to Restricted Stock Agreement

BAY BANKS OF VIRGINIA, INC.

RESTRICTED STOCK AWARD

Election to Include Value of Restricted Property in Gross Income

in Year of Transfer Under Code Section 83(b)

The undersigned hereby elects to have the provisions of Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), apply to purchases and grants of the property described below. The undersigned provides the following information in accordance with Treasury Regulation Section 1.83-2:

1.	The name, address and taxpayer identification number of the undersigned are:

Name:

Address:

Social Security No.:	-	-

2.	Description of property with respect to which the election is being made:

                     restricted shares of common stock of Bay Banks of Virginia, Inc. (the “Company”) awarded to the taxpayer pursuant to an Agreement between the taxpayer and the Company dated as of                     , 20        . (provide date of grant)

3.	The date on which property is transferred and the taxable year for which the election is made:

The restricted stock was awarded and transferred to the taxpayer as of                     , 20         (provide date of grant). The taxable year to which this election relates is calendar year 20        . (provide year of grant)

4.	The nature of the restriction(s) to which the property is subject:

The restricted stock is forfeitable and not transferable until the Vesting Date.

5.	Fair market value:

The aggregate fair market value of the restricted stock subject to this election, as described in Section 2 above (determined with regard to nonlapse restrictions only), is $            .

6.	Amount paid for property:

Except for services to be rendered, no consideration was paid for the restricted stock.

7.	Furnishing statement to employer:

A copy of this statement has been furnished to Bay Banks of Virginia, Inc.

Dated:                     , 20

Signature

2

RESTRICTED STOCK AWARD

83(b) ELECTION FORM

GENERAL INSTRUCTIONS

This form must be filed with the Internal Revenue Service Center where you file your Federal Income Tax Return on or before 30 days from                     , 20        , with a copy furnished to the Company. A copy of this form as filed must also be attached to your 20         Federal Income Tax Return Form 1040. (provide year of grant)

A copy of this form should also be furnished to Bay Banks of Virginia, Inc. contemporaneously with your Internal Revenue Service filing.

SPECIAL INSTRUCTIONS

Paragraph 2 Insert the number of restricted units of membership interest to be covered by the election. The number may be all or any portion of the number of units awarded to you.

Paragraph 5 Multiply the number of units entered in paragraph 2 by the fair market value of each unit on the date of grant (as stated in paragraph 1 of the Agreement) and enter the product in the space provided. This is the amount of additional compensation income which must be reported by you to the IRS and on which you will pay federal and state income taxes for 20        . (provide year of grant)